EXHIBIT 4.A

TENNESSEE GAS PIPELINE COMPANY

as Issuer

and

WILMINGTON TRUST COMPANY

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 23, 2008

To

INDENTURE

Dated as of December 15, 1981

THIRD SUPPLEMENTAL INDENTURE, dated as of July 23, 2008 (this “Third Supplemental Indenture”), between TENNESSEE GAS PIPELINE COMPANY, a Delaware corporation (the “Company”), and WILMINGTON TRUST COMPANY, as successor trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 15, 1981, as amended and supplemented by the First Supplemental Indenture thereto dated as of December 10, 1996 and the Second Supplemental Indenture thereto dated as of December 10, 1996 (as amended and supplemented, the “Indenture”); and

WHEREAS, Section 13.02 of the Indenture provides that, with the consent of the Holders of not less than a 66⅔% in aggregate principal amount of the outstanding Debentures, the Company and the trustee under the Indenture may enter into an indenture or indentures supplemental to the Indenture for the purpose of amending or supplementing the Indenture; and

WHEREAS, all acts and things necessary to make this Third Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done or performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Debentureholders, as follows:

ARTICLE 1
Relation to Indenture; Definitions

SECTION 1.01. Relation to Indenture.

This Third Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Third Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

SECTION 1.03. General References.

All references in this Third Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Third Supplemental Indenture.

ARTICLE 2
Amendments to Indenture

The Indenture is hereby amended as set forth below.

SECTION 2.01. Legal Existence.

Section 5.08 of the Indenture is hereby amended and restated as follows:

§ 5.08.  The Company will at all times (subject to its right to merge, consolidate or convey all or substantially all of its property and assets pursuant to Article 12, and thereafter dissolve) take or cause to be taken all such action as may from time to time be necessary to maintain, preserve and renew its legal existence and its franchise to be a legal entity; provided however that this Section 5.08 shall not prohibit the Company from consummating any statutory conversion of the Company into any form of non-corporate legal entity (including without limitation a general partnership, limited partnership or limited liability company) so long as (immediately after giving effect to such conversion) at least one corporation is a co-issuer party to this Indenture and is jointly and severally liable with respect to any and all obligations of the Company under this Indenture and the Debentures, as a primary obligor and not as a guarantor or surety.

SECTION 2.02. Non-Recourse to any General Partner; Immunity of Incorporators, Stockholders, Officers, Directors, Etc.

Article 11 of the Indenture is hereby amended and restated as follows:

ARTICLE 11.
Non-Recourse to any General Partner; Immunity of Incorporators, Stockholders, Officers, Directors, Etc.

The Trustee, and each Debentureholder by its acceptance thereof, will be deemed to have agreed in this Indenture that (1) neither any general partner of the Company nor such general partner's assets (nor any of its affiliates other than the Company or any corporate co-issuer, nor their respective assets) shall be liable for any of the obligations of the Company or any corporate co-issuer under this Indenture or the Debentures, and (2) no recourse shall be had for the payment of the principal of, or the interest on, any Debentures, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or the indebtedness represented thereby, or upon any obligation, covenant or agreement of this Indenture, against any incorporator, or against any general partner, limited partner, member, manager, stockholder, officer, director or holder of the equity securities, as such, past, present or future, of the Company, of any corporate co-issuer or of any predecessor or successor entity, either directly or through the Company, any corporate co-issuer or any such predecessor or successor entity, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Indenture and all the Debentures are solely obligations of the Company and any corporate co-issuer under this Indenture or the Debentures, and that no personal liability whatsoever shall attach to, or be incurred by, any such incorporator, general partner, limited partner, member, manager, stockholder, officer, director or holder of equity securities, past, present or future, of the Company, of any corporate co-issuer or any predecessor or successor entity, either directly or indirectly through the Company, any corporate co-issuer or any such predecessor or successor entity, because of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in this Indenture or in any of the Debentures or to be implied herefrom or therefrom; and that any such personal liability is expressly waived and released as a condition of, and as part of the consideration for, the execution of this Indenture and the issue of the Debentures; provided, however, that nothing herein or in the Debentures contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any stockholder or subscriber to capital stock upon or in respect of the shares of capital stock not fully paid up.

SECTION 2.03. Consolidation, Merger and Sale

Article 12 of the Indenture is hereby amended by adding thereto a new Section 12.03 as follows:

§ 12.03.  Notwithstanding the foregoing, this Article 12 shall not prohibit the Company from consummating any statutory conversion of the Company into any form of non-corporate legal entity (including without limitation a general partnership, limited partnership or limited liability company) so long as (immediately after giving effect to such conversion) at least one corporation is a co-issuer party to this Indenture and is jointly and severally liable with respect to any and all obligations of the Company under this Indenture and the Debentures, as primary obligor and not as a guarantor or surety.

SECTION 2.04. Supplemental Indentures Without Consent of Holders.

Section 13.01 of the Indenture is hereby amended and restated as follows:

§ 13.01.  The Company and Trustee may, from time to time and at any time, enter into such indentures supplemental hereto as shall be deemed necessary or desirable, for one or more of the following purposes:

(a) To add to the covenants and agreements of the Company for the protection or benefit of the holders of Debentures;

(b) To add appropriate provisions in the event of the pledge, mortgage or hypothecation, of property or assets as security for the Debentures, as provided in § 5.04;

(c) To evidence the succession of another corporation to the Company, or to any successor corporation, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company upon the Debentures and under this Indenture;

(d) To add a corporate co-issuer party to this Indenture as described in Sections 5.08 and 12.03 of this Indenture; and

(e) For any other purpose not inconsistent with the terms of this Indenture, or for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective or inconsistent provisions, contained herein or in any supplemental indenture.

The Trustee, to the extent permitted by § 9.02, shall be fully protected in relying upon the request of the Company as proof of the necessity or desirability of any supplemental indenture provided for in this § 13.01 and upon an officers' certificate and an opinion of counsel that such supplemental indenture complies with the provisions of this § 13.01.

ARTICLE 3
Miscellaneous

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Third Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed.  This Third Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

TENNESSEE GAS PIPELINE COMPANY

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

WILMINGTON TRUST COMPANY
as Trustee

By:	/s/ Michael G. Oller, Jr.
Michael G. Oller, Jr.
Senior Financial Services Officer

Signature page to Third Supplemental Indenture